Exhibit 2.1
                                                                   -----------

                   IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE

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                                            :
In re:                                      :     Chapter 11
                                            :
McLEODUSA INCORPORATED,                     :     Case No. 02-10288 (RAB)
                                            :
                                    Debtor. :
                                            :
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      FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER UNDER 11 U.S.C.
      ss.1129(a) AND (b) AND FED. R. BANKR. P. 3020 CONFIRMING PLAN OF
                 REORGANIZATION OF McLEODUSA INCORPORATED
                 -----------------------------------------

         WHEREAS, on January 31, 2002 (the "Petition Date"), McLeodUSA Incorporated ("McLeodUSA" or the "Debtor"), debtor and debtor-in-possession in the above-captioned case filed. a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as amended (the "Bankruptcy Code"), and on the Petition Date, the Debtor filed (i) the Disclosure Statement with Respect to the Plan of Reorganization of McLeodUSA Incorporated (the "Disclosure Statement"), (ii) the Plan of Reorganization of McLeodUSA Incorporated (as subsequently modified and amended, the "Plan"), and (iii) Motion for Order (I) Setting Hearing to Determine Adequacy of Disclosure Statement, (II) Approving Procedures and Materials Employed to Provide Notice of the Disclosure Statement Hearing, (III) Determining Treatment of Certain Claims for Native and Voting Purposes, (IV) Scheduling Hearing on Confirmation of the Plan,
(V) Establishing Record Date and Procedures for Filing Objections to the Plan and Temporary Allowance of Claims, and (VI) Approving Solicitation Procedures for Confirmation;

         WHEREAS, on February 5, 2002, the Court entered the Order (I) Setting Hearing on Adequacy of Disclosure Statement, (II) Approving Procedures and Materials Employed to Provide Notice of the Disclosure Statement Hearing, (III) Determining Treatment of Certain Claims for Notice and Voting Purposes, (IV) Scheduling Hearing on Confirmation of the Plan, and (V) Establishing Procedures for Filing Objections to the Plan (the "Procedures Motion"); and

         WHEREAS, on February 8, 2002, the Debtor filed the Motion for Order (I) Establishing Record Date, (II) Establishing Procedures for Filing Objections to the Plan and Temporary Allowance of Claims, and (III) Approving Solicitation Procedures for Confirmation (the "Solicitation Procedures Motion").

         WHEREAS, on February 28, 2002, the Court signed the Order (I) Establishing Record Date, (II) Establishing Procedures for Filing Objections to the Plan and Temporary Allowance of Claims, and (III) Approving Solicitation Procedures for Confirmation (the "Solicitation Procedures Order").

         WHEREAS, on or before March 5, 2002, McLeodUSA caused the Disclosure Statement, the Plan(1) and the other Solicitation Materials (as hereinafter defined) to be distributed to holders of Class 5 and Class 6 Claims to solicit votes to accept or reject the Plan; and


_________________________
(1) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Exhibit A. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.



         WHEREAS, the Court set March 27, 2002 at 4:00 p.m. Eastern Standard Time as the voting deadline (the "Voting Deadline") by which time all Holders of Claims entitled to vote to accept or reject the Plan were required to return their completed Ballots to Logan & Company, Inc. ("Logan"), c/o Innisfree M&A Incorporated ('"Innisfree"), the Debtors' solicitation agent; and

         WHEREAS, the notice of the Confirmation Hearing was served on the members of Class 5, 6, 7, 8 and part of Class 9 in accordance with Bankruptcy Rule 3017 and the Solicitation Procedures Order, as set forth in the Certificates of Service of Kathleen M. Logan (D.I. No. 149, 150 and
151) and the Certificate of David Hartie (D.I. No. 148) (collectively, the "Certificate of Service"); and

         WHEREAS, Logan caused the notice of the Confirmation Hearing to be served on any additional holders of Class 9 Other Old Equity Claims and Interests not initially served in accordance with the Solicitation Procedures Order as more fully set forth in Declaration of Service of Notice of Nonvoting Status with Respect to Holders of Class 9 Other Old Equity Claims and Interests (the "Loan Declaration") (D.I. No. 159); and

         WHEREAS, cause exists under Bankruptcy Rules 9006(c) anal 2002(b) for shortening the notice of the Confirmation Hearing to those members of Class 9 not originally served in accordance with the Solicitation
Procedures Order; and

         WHEREAS, the Debtor filed the Certificate of Publication of Gary Morris, Advertising Clerk of the Publisher of The Wall Street Journal, sworn to on March 2002 (D.I. No. 156), and the Certificate of Publication of Joe Hladky, publisher for the Cedar Rapids Gazette sworn to on March 6, 2002 (D.I. No. 156) , attesting to the fact that the notice of the Confirmation Hearing was published in accordance with the Solicitation Procedures Order; and

         WHEREAS, the Debtor filed the Certification of Jane Sullivan of Innisfree, as agent for Logan with Respect to the Tabulation of Votes on the Plan of Reorganization, sworn to on March 29, 2002, attesting and certifying to the method and results of the ballot tabulation for the Class 5 and 6 Claims voting to accept or reject the Plan (the "Voting Report"); and

         WHEREAS, three (3) objections to confirmation of the Plan were timely filed and served; and

         WHEREAS, the objection of the Iowa Department of Revenue and Finance has been resolved, the objection of Donna M. Dankert has been withdrawn and the objection of Nathan Larson overruled on the merits pursuant to this Confirmation Order; and

         WHEREAS, on April 3, 2002 , the Debtors filed a memorandum of law in support of confirmation of the Plan (the "Confirmation Memorandum"); and

         WHEREAS, the Confirmation Hearing was held on April 5, 2002; and

         NOW, THEREFORE, based upon the Court's review of the Disclosure Statement, the Plan, the Solicitation Materials, the Certificate of Service, the Logan Declaration, the Voting Report, the Declaration of Jonathan B. Cleveland in Support of the Amended Plan of Reorganization of McLeodUSA Incorporated, the Declaration of Randall Rings in Support of the Amended Plan of Reorganization of McLeodUSA Incorporated, the Confirmation Memorandum; and upon (a) all of the evidence proffered or adduced at, memoranda and Objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing and (b) the entire record of this Chapter 11 Case; and after due deliberation thereon and good cause appearing therefor:


                  FINDINGS OF FACT AND CONCLUSIONS OF LAW

         IT IS HEREBY FOUND AND DETERMINED THAT:(2)

         1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C.ss.ss.157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. ss.ss.157 and 1334. Venue is proper pursuant to 28 U.S.C.ss.ss.1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C.ss.157(b)(2)(L), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

         2. Judicial Notice. This Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Case.

         3. Burden of Proof. The Debtor, as proponent of the Plan, has met its burden of proving the elements of Bankruptcy Code sections 1129(a) and
(b) by a preponderance of the evidence.

         4. Adequacy of Solicitation. Bankruptcy Code sections 1125 and 1126 apply to the solicitation of acceptances and rejections of the Plan. Votes for acceptance or rejection of the Plan were solicited in good faith, and in compliance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018 and all other applicable provisions of the Bankruptcy Code and all other rule, laws and regulations. All procedures used to distribute to the applicable holders of Claims and to tabulate Ballots were fair and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and all other applicable rules, laws and regulations.

         5. Transmittal and Mailing of Materials; Notice. Except as set forth in the Logan Declaration, the Disclosure Statement, the Plan, the Solicitation Materials and notices of the Confirmation Hearing were served in compliance with the Solicitation Procedures Order on members of Classes 5, 6, 7, 8 and part of Class 9, and such transmittal and service was adequate and sufficient. Except, as set forth in the Logan Declaration, adequate and sufficient notice of the Confirmation Hearing and the other deadlines described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Scheduling Order, and no other or further notice is or shall be required.

________________________
(2) Pursuant to Bankruptcy Rule 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.


         6. As far the additional members of Class 9, and after review of the Logan Declaration and the Confirmation Memorandum, and pursuant to Bankruptcy Rule 9006(c), this Court finds that cause exists under the particular facts and circumstances to conclude that adequate and sufficient notice of the Confirmation Hearing and the other deadlines described in the Solicitation Procedures Order was given, and no other or further notice is or shall be required.

         7. Impaired Classes That Have Voted to Accept the Plan. As evidenced by the Voting Report, which certified both the method and results of the voting, Classes 5 and 6 are each impaired and have each voted to accept the Plan pursuant to the requirements of Bankruptcy Code sections 1124 and 1126. Thus at least one impaired class of Claims has voted to accept the Plan.

         8. Classes Deemed to Have Accepted the Plan. Classes 1, 2, 3 and 4 are not impaired under the Plan and are deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).

         9. Classes Deemed to Have Rejected the Plan. In accordance with the Procedures Order, Classes 7 and 8 will receive a distribution under the Plan but are deemed to have rejected the Plan. Class 9 will receive no distribution under the Plan and is deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).

         10. Plan Compliance with Bankruptcy Code (11 U.S.C. ss.
1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(1). (

             (a) Proper Classification (11 U.S.C. ss.ss. 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates 9 Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests. Thus, the Plan satisfies Bankruptcy Code sections 1122 and 1123(a)(1).

             (b) Specify Unimpaired Classes (11 U.S.C. ss. 1123(a)(2)). Sections 2.2 and 3.2 of the Plan specify that Classes 1, 2, 3 and 4 are unimpaired under the Plan, thereby satisfying Bankruptcy Code section 1123(a)(2).

             (c) Specify Treatment of Impaired Classes (11 U.S.C. ss. 1123
(a)(3)). Sections 2.3, 2.4, 3.3 and 3.4 of the Plan designate Classes 5, 6, 7, 8 and 9 as impaired and specify the treatment of Claims and Interests in those Classes, thereby satisfying Bankruptcy Code section 1123 (a)(3).

             (d) No Discrimination (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying Bankruptcy Code section 1123 (a)(4).

             (e) Implementation of Plan (11 U.S.C. ss. 1123(a)(5)). The Plan provides adequate and proper means for its implementation, thereby satisfying Bankruptcy Code section 1123(a)(5).

             (f) Non-Voting Equity Securities (11 U.S.C. ss. 1123(a)(6)).
Section 9.2 of the Plan provides that the bylaws and certificate of incorporation or other organization documents of Reorganized McLeodUSA shall be amended as of the Effective Date to provide for the inclusion of provisions prohibiting the issuance of non-voting equity securities, subject to further amendment of such bylaws and certificate of incorporation or other organization documents as permitted by applicable law. Thus, the requirements of Bankruptcy Code section 1123(a)(6) are satisfied.

             (g) Selection of Officers, Directors and the Trustee (11 U.S.C. ss. 1123(a)(7)). At or prior to the Confirmation Hearing, the Debtor properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtor and the manner of selection and appointment of such individuals or entities is consistent with the interests of Claim and Interest Holders and with public policy and, accordingly satisfies the requirements of Bankruptcy Code section
1123(a)(7).

             (h) Additional Plan Provisions (11 U.S.C.ss.1123(b)). The Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

         11. Compliance with Bankruptcy Rule 3016. The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Court satisfies Bankruptcy Rule 3016(b).

         12. Compliance with Bankruptcy Rule 3017. The Debtor has given notice of the Confirmation Hearing as required by Bankruptcy Rule 3017(d). The Solicitation Materials were transmitted to beneficial holders of the Notes and the Old Preferred Stock pursuant to Bankruptcy Rule 3017(e).

         13. Compliance with Bankruptcy Rule 3018. The solicitation of votes to accept or reject the Plan satisfies Bankruptcy Rule 3018. The Plan was transmitted to all creditors entitled to vote on the Plan, sufficient time was prescribed far such creditors to accept or reject the Plan, and the Solicitation Materials and Solicitation Procedures comply with Bankruptcy Code section 1126, thereby satisfying the requirements of Bankruptcy Rule 3018.

         14. Debtor's Compliance with Bankruptcy Code (11
U.S.C.ss.1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy code section 1129(a)(2). Specifically:

         (a) The Debtor is a proper debtor under Bankruptcy Code section 109.

         (b) The Debtor has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court.

         (c) The Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Procedures Order in transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices and in soliciting and tabulating votes on the Plan.

         15. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Bankruptcy Code section 1129(a)(3). In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Debtor filed the Chapter 11 Case and proposed the Plan with legitimate and honest purposes including, among other things, (i) the reorganization of the Debtor's business, (ii) the preservation and maximization of the Debtor's business enterprise value through a rapid, efficient reorganization under Chapter 11, (iii) restructuring of the Debtor's debt and capital structure, (iv) maximization of the recovery to Holders of Claims under the circumstances of this case, and (v) preserving jobs of the Debtor's employees in connection with the Debtor's go-forward operations. Furthermore, the Plan reflects and is the result of arm's length negotiations among the Debtor, Forstmann Little, the Prepetition Secured Lenders, the ad hoc Noteholders committee and the Creditors Committee and reflects the best interests of the Debtor's estate and creditors.

         16. Payments for Services or Costs and Expenses (11 U.S.C. ss. 1129(a)(4)). Any payment made or to be made by the Debtor or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying Bankruptcy Code section 1129(a)(4).

         17. Directors, Officers and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtor has complied with Bankruptcy Code section 1129(a)(5). The identity and affiliations of the persons proposed by the Noteholders and Preferred Stockholders to serve as initial directors of the Reorganized Debtor after confirmation of the Plan will be fully disclosed and filed with the Bankruptcy Court prior to the Effective Date, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Interests in the Debtor and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of such insider's compensation have also been fully disclosed. The Debtor's proposed modification of the Plan with respect to titles of directors and officers also complies with Bankruptcy Code section 1129(a)(5).

         18. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). The Debtor's Plan does not provide for any rate change that requires regulatory approval. Thus Bankruptcy Code section 1129(a)(6) is not applicable in this Reorganization Case.

         19. Best Interests of Creditors (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies Bankruptcy Code section 1129(a)(7). The liquidation analysis attached as Appendix D to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, an account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

         20. Acceptance or Rejection by Certain Classes (11 U.S.C. ss. 1129(a)(8)). Class 1, 2, 3 and 4 are Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f). Classes 5 and 6 have voted to accept the Plan in accordance with Bankruptcy Code sections 1126(a) and (d). Class 9 is not entitled to receive or retain any property under the flan and, therefore, is deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). In accordance with the Procedures Order, Classes 7 and 8 will receive a distribution under the Plan but are deemed to have rejected the Plan. Although Bankruptcy Code section 1129(a)(8) has not been satisfied with respect to Classes 7, 8 and 9, the Plan is confirmable because the Plan satisfied Bankruptcy Code section 1129(b) with respect to those Classes of Claims or Interests. See paragraph 27 below. As set forth in the Voting Report, the percentages of Holders of Claims in Classes entitled to vote that voted to accept the Plan are as follows:

-------------------------- ----------------------------- ---------------------
Classes Entitled to Vote   Percentage Accepting (Dollar  Percentage Accepting
                           Amount/Number of Shares)      (Number of Claims)
-------------------------- ----------------------------- ---------------------
Class 5                    99.87%                        97.79%
-------------------------- ----------------------------- ---------------------
Class 6                    99.86%                        N/A
-------------------------- ----------------------------- ---------------------

         21. Treatment of Administrative, Priority and Tax Claims (11 U.S.C. ss. 1129(a)(9)). The treatment of Administrative Claims, Priority Tax Claims and Non-Tax Priority Claims pursuant to Sections 3.1 and 3.2 of the Plan satisfies the requirements of Bankruptcy Code sections
1129(a)(9)(A), (B) and (C).

         22. Acceptance By Impaired Class (11 U.S.C. ss. 1129(a)(10)). Classes 5 and 6 are Impaired Classes of Claims that have voted to accept the Plan with respect to the Debtor, and, to the Debtor's knowledge, do not contain insiders whose votes have been counted. Therefore, the requirement of Bankruptcy Code section 1129(a)(10) that at least one Class of Claims against or interests in the Debtor that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, has been satisfied.

         23. Feasibility (11 U.S.C. ss. 1129(a)(11)). The Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing with respect to feasibility (a) is persuasive and credible, (b) has not been controverted by other evidence or challenged in any of the objections, and (c) establishes that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor, thus satisfying the requirements of Bankruptcy Code section 1129(a)(11).

         24. Payment of Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Court, have been paid or will be paid on the Effective Date pursuant to
Section 12.2 of the Plan, thus satisfying the requirements of Bankruptcy Code section 1129(a)(12).

         25. Continuation of Retiree Benefits (11 U.S.C.ss.1129(a)(13)). A11 retiree benefits will be treated as executory contracts and assumed pursuant to Section $.4 of the Plan. Thus, the requirements of bankruptcy Code section 1129(a)(13) are satisfied.

         26. Principal Purpose (11 U.S.C.ss.1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act of 1933 (15 U.S.C.ss.77e et seq.), and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(d).

         27. Fair and Equitable; No Unfair Discrimination (11 U.S.C. ss. 1129(b)). Class 9 is an Impaired Class of Interests that is deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g) because the Holders of such Interests will not receive or retain any property under the Plan on account of such Interests. Classes 7 and 8 are Impaired Classes of Claims or Interests that are deemed to have rejected the Plan pursuant to the Procedures Order. The Debtor presented uncontroverted evidence at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 7, 8 and 9, as required by Bankruptcy Code section 1129(b)(1). Thus, the Plan may be confirmed notwithstanding the Debtor's failure to satisfy Bankruptcy Code section 1129(a)(8). Upon confirmation and the occurrence of the Effective Date, the Plan, including the discharge of Claims and termination of Interests pursuant to Section 10.2 of the Plan, shall be binding upon the members of Classes 7, 8 and 9.

         28. Good Faith Solicitation (11 U.S.C. ss. 1125(e)). Based on the record before the Court in this Chapter 11 Case, the Debtor, the Creditors Committee and its members and Forstmann Little and their respective directors, officers, employee, partners, shareholders, members, agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives have acted in good faith within the meaning of Bankruptcy Code section 1125(e) in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in Bankruptcy Code section 1125, and are entitled to the protections afforded by Bankruptcy Code section 1125(e) and the exculpation and injunctive provisions set forth in Article X of the Plan.

         29. No Objection to Assumed Contracts and Leases. No non-Debtor party to any executory contract or unexpired lease to be assumed pursuant to Article VIII of the Plan has objected to the assumption thereof.

         30. No Liquidation. Because the Plan does not provide for the liquidation of all or substantially all of the Property of the Debtor's Estate and the Reorganized Debtor will engage in business following consummation of the Plan, Bankruptcy Code section 1141(d)(3) is not applicable.

         31. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in Bankruptcy Code section 1129 and Section 9.1 of the Plan.

         32. Conditions to Effective Date. The conditions to the Effective Date set out in Section 9.2 of the Plan are fair and reasonable, including, without limitation, consummation of the sale of all of the outstanding shares of capital stock of Pubco to the Yell Group pursuant to the terms of the Pubco Stock Purchase Agreement and issuance of securities by the Reorganized Debtor to Forstmann Little pursuant to the Purchase Agreement, and are approved.

         33. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and Bankruptcy Code section 1142.

         34. Rule 9019 Settlement; Releases and Discharges. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under, described in, contemplated by, and/or implemented by the Plan, the release and discharges described in Article X of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of the Holders of Claims, are within the range of possible litigation outcomes, are fair, equitable, reasonable and are integral elements of the restructuring and resolution of the Chapter 11 Case in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan:

         (a) falls within the jurisdiction of this Court under 28 U.S.C. ss.ss. 1334(a), (b) and (d);

         (b) is an essential means of implementing the Plan pursuant to Bankruptcy Code section 1123(a)(5);

         (c) is an integral element of the transactions incorporated into the Plan;

         (d) confers material benefit on, and is in the best interest of, the Debtor, its Estate and creditors;

         (e) is reasonable and voluntary given the scope of the discharge, release, indemnification and exculpation provisions, the Debtor's compliance with Bankruptcy Rule 2002(c)(3) and the form of Ballots used in the solicitation of votes on the Plan;

         (f) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Case with respect to the Debtor, its organization, capitalization, operation and reorganization to the extent provided in the Plan; and

         (g) is consistent with Bankruptcy Code sections 105, 1123, 1129 and other applicable provisions.

         35. Discharge, Release, Indemnification and Exculpation. The failure to effect the discharge, release, indemnification anal exculpation provisions of the Plan would impair the Debtor's ability to confirm the Plan. Accordingly, the compromises and settlements embodied in the release, discharge, indemnification and exculpation provisions described in Article X of the Plan are approved.

                                  DECREES

      NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         1. Confirmation. The Plan, which consists of the Plan and the Plan Supplement, is approved and confirmed under Bankruptcy Code section 1129. The terms of the Plan and the Plan Supplement are incorporated by reference into and are an integral part of this Confirmation Order.

         2. Objections. All Objections that have not been withdrawn, waived or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

         3. Provisions of Plan and Order Non-Severable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

         4. Plan Classification Controlling. The classifications of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to the Debtor's creditors and interestholders in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, and (c) shall not be binding on the Debtor, the Reorganized Debtor or claimants.

         5. Binding Effect. The Plan and its provisions shall be binding upon the Debtor, the Reorganized Debtor, any entity acquiring or receiving property or a distribution under the Plan and any holder of a Claim against or Interest in the Debtor, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan. Pursuant to Bankruptcy Code sections 1123(a) and 1142(a) and the provisions of this Confirmation Order, the Plan, and all Plan related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         6. Vesting of Assets (11 U.S.C. ss. 1141(b) and (c)). Except as otherwise provided in the Plan, the Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Plan, the property of the Debtor's estate shall
(i) revest in the Reorganized Debtor on the Effective Date and (ii) be revested free and clear of all liens, security interests, Claims and Interests of holders of Claims and Interest, and all such liens, security interests, Claims and Interests (other than liens, security interests and Claims of Classes not Impaired under the Plan) shall be extinguished. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and Interests without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

         7. Assumption of Executory Contracts and Unexpired Leases (11 U.S.C. ss. 1123(b)(2)). Pursuant to Section 8.1 of the Plan, all executory contracts and unexpired leases of the Debtor, including, but not limited to, the Pubco Stock Purchase Agreement and the Purchase Agreement, shall be deemed assumed by the Reorganized Debtor in accordance with Bankruptcy Code sections 365 and 1123(b). Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan (it being understood that neither the Pubco Stock Purchase Agreement nor the Purchase Agreement is modified by the Plan and that nothing contained in the Plan shall be deemed a release, waiver, or discharge of any claims, demands, debts, rights, causes of action or liabilities (x) held by the Yell Group in respect of the Pubco Stock Purchase Agreement and the documents contemplated by the Pubco Stock Purchase Agreement, as applicable, or (y) held by Forstmann Little in respect of the Purchase Agreement and the documents contemplated by the Purchase Agreement). The Reorganized Debtor, except as otherwise agreed by the parties or ordered by the Court will, pursuant to Section 8.2 of the Plan, cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan.

         8. General Authorizations. Pursuant to the Plan, each of the Debtor or Reorganized Debtor is authorized to execute, deliver, file or record, and perform the obligations of the Debtor and the Reorganized Debtor under such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any documents, notes or securities issued pursuant to or contemplated by the Plan including, without limitation, the New Series A Preferred Stock, the New Warrants, the New Director Preferred Stock, the New Common Stock, the New Class B Common Stock, the New Class C Common Stock, the Management Incentive Plan, the Pubco Stock Purchase and the documents contemplated by the Pubco Stock Purchase Agreement, as applicable, the Purchase Agreement and the Registration Rights Agreement, the Termination Agreement and other documents contemplated by the Purchase Agreement. The Debtor and the Reorganized Debtor and their respective directors, officers, members, agents and attorneys, are authorized and empowered to issue, execute, deliver, file or record, and perform the obligations of the Debtor or Reorganized Debtor under any agreement, document or security, including, without limitation, the documents referenced in the plan and/or contained in the Plan Supplement, as modified, amended and supplemented, and as agreed to by the Prepetition Secured Lenders, Forstmann Little and the Creditors Committee, or by the Yell Group with respect to the Pubco Stock Purchase and the documents contemplated by the Pubco Stock Purchase Agreement, as applicable, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan including, but not limited to, any merger, release, amendment or restatement of any bylaws, certificate of incorporation or other organization documents of the Debtor, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

         9. Discharge. Except as otherwise provided in the Plan or this Confirmation order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for, and in complete satisfaction, discharge and release of, all Claims against and Interests (including, but not limited to, the Claims and Interests arising in connection with the Notes, the Old Preferred Stock, Class A Common Stock, the Securities Claims or the Other Old Equity) in the Debtor. Except as otherwise expressly provided in the Plan of this Confirmation Order, entry of this Confirmation Order shall act as a discharge, effective as of the Effective Date, of any and all Claims against and Interests in the Debtor or any of its assets that arose at any time before the entry of the Confirmation Order. The discharge shall be effective as to each Claim and Interest except as otherwise expressly provided in the Confirmation Order, regardless of whether:

             (a) a proof of claim or interest based on such Claim, Interest, debt or liability is filed or deemed filed under Bankruptcy Code section
501 or is filed in the United States Bankruptcy Court;

             (b) a Claim or Interest based on such Claim, Interest, debt or liability is allowed; or

             (c) the holder of a Claim or Interest based on such Claim, interest, debt or liability has accepted the Plan.

         10. Issuance of New Securities. Pursuant to Section 4.6 of the Plan, the issuance of the securities set forth in the Plan or the Plan Supplement by the Reorganized Debtor is hereby authorized without further act or action under applicable law, regulation, order or rule including, without limitation, the issuance of: (i) the New Common Stock, (ii) The New Class B Common Stock, (iii) the New Class C Common Stock, (iv) the New Director Preferred Stock, (v) the New Warrants, and (vi) the New Series A Preferred Stock.

         11. Cancellation of Notes, Instruments, Debentures and Common Stock. On the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, (i) (A) the Notes, Class A Common Stock, Old Preferred Stock, and Other Old Equity, and (B) any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor except such other notes or other instruments evidencing indebtedness or obligations of the Debtor that are reinstated or amended and reinstated under the Plan, shall be cancelled and deemed terminated and (ii) the obligations of the Debtor under such cancelled instruments and documents shall be discharged. As of the Effective Date, all Class A Common Stock, Old Preferred Stock and Other Old Equity that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

         12. Exit Financing Facility and New Credit Agreement. In conjunction with the Effective Date, the Reorganized Debtor shall enter into the New Credit Agreement with the Exit Lenders for the purpose of refinancing any undrawn commitments under the Credit Agreement, financing the Reorganized Debtor's working capital needs from and after the Effective Date and for other general corporate purposes. The New Credit Agreement will provide the Reorganized Debtor with extensions of credit of up to an aggregate of $160 million, subject to the terms and conditions set forth in the New Credit Agreement and the agreements and instruments provided for therein.

         (a) On the Effective Date, all of the Liens and security interests to be created under the New Credit Agreement and the other Loan Documents (as defined therein) shall be deemed valid and enforceable and shall be deemed approved in all respects. In furtherance of the foregoing, the Reorganized Debtor and the other persons granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. Upon the closing of the transactions contemplated under the Pubco Stock Purchase Agreement and the occurrence of the Effective Date:

                  (i) any and all Liens on the equity interests of Pubco and its subsidiaries and on the assets of Pubco and its subsidiaries granted to secure obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and the New Credit Agreement and the other Loan Documents (as defined in the New Credit Agreement), if applicable, and

                  (ii) any and all guarantees executed by Pubco or any of its subsidiaries to support obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and the New Credit Agreement and the other Loan Documents (as defined in the New Credit Agreement), if applicable, will, in each case, be terminated in full.

         (b) The Reorganized Debtor is authorized to enter into the New Credit Agreement, as described in the Plan and all related documents, including security documents, subject to final agreement thereof on such terms and conditions as may be agreed upon by the Debtor, the Exit Lenders and the Creditors Committee, which New Credit Agreement shall he effective as of the Effective Date. The Reorganized Debtor is hereby authorized to incur loans, letters of credit and related obligations (as provided for in the New Credit Agreement) (the "Exit Obligations") and, except as may otherwise be provided for in the New Credit Agreement, grant the Exit Lenders a first priority security interest in and a Lien upon all of the Collateral (as such term is defined in the New Credit Agreement) to secure all such Exit Obligations due the Exit Lenders. Such priorities and Liens of the Exit Lenders shall continue during any future proceeding in the Chapter 11 Case.

         (c) The New Credit Agreement is entered into by the Exit Lenders ire good faith and is in the best interests of the Debtor and its estate.

         (d) If, after the Effective Date, this Confirmation Order is vacated and, at the time this Confirmation Order is vacated, the New Credit Agreement is in effect, then:

                  (i) the vacatur of this Confirmation Order shall not adversely affect the validity or priority of the Exit Obligations incurred by the Debtor or any Liens, claims and Collateral (as such term is defined in the New Credit Agreement) granted the Exit Lenders pursuant to the New Credit Agreement;

                  (ii) the terms and conditions of the New Credit
     Agreement, as in effect at the time of the vacatur of this Confirmation Order, shall be binding on the Debtor and the Exit Lenders shall enjoy the same priority of Liens and rights as granted to them by the New Credit Agreement; and

                  (iii) any Liens, claims and Collateral (as such term is defined in the mew Credit Agreement) granted the Exit Lenders pursuant to the New Credit Agreement shall be transferred to, and become the obligations of, the predecessors in interest of the Reorganized Debtor.

         13. Plan Supplement. There being no objections to any of the documents contained in the Plan Supplement and any amendments, modifications and supplements thereto and all documents and agreements introduced therein (including all exhibits and attachments thereto and documents referred to therein) the execution, delivery and performance thereof by the Reorganized Debtor is authorized and approved, including, but not limited to, (a) the New Warrant Agreement, (b) Certificate of Incorporation of Reorganized McLeodUSA, (c) By-Laws of Reorganized McLeodUSA, (d) the New Credit Agreement and (e) the Certificates of Designations. Without need for further order or authorization of the Court, the Debtor or Reorganized Debtor is authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that may be agreed to by the parties thereto and are consistent with the Plan.

         14. Governmental Approvals Not Required. Except as set forth in the Plan, as modified under paragraph 33(e) below, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto.

         15. Exemption from Certain Taxes. Pursuant to Bankruptcy Code section 1146(c): (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; or (b) the making or delivery of any deed or other instrument of transfer under the Plan confirmed under Section 1129 of this title may not be taxed under law imposing a stamp tax or similar tax.

         16. Board of Directors. The amendment to Section 4.2(b) of the plan set forth below is complies with Bankruptcy Code section 1129(a)(5) and is approved.

         17. Final Fee Applications. Pursuant to Section 3.1(a)(i) of the plan (but subject to the provisos set forth set forth therein), Professionals or other entities asserting Fee Claims must File and serve on the Debtor and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, an application for final allowance of such Fee Claim no later than 30 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Court review or approval. Holders of Fee Claims that are required to File and serve applications for final allowance of their Fee Claims and that do not File and serve such applications within the time period set forth herein shall be forever barred from asserting such Claims against the Debtor, the Reorganized Debtor, or their respective property and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claim must be Filed and served on the Debtor by the later of (a) 60 days after the Effective Date, or (b) 30 days after the Filing of an application for final allowance of such Fee Claim.

         18. Termination of Injunctions and Automatic Stay. Pursuant to
Section 10.9 of the Plan, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         19. Injunction. Sections 10.4, 10.5 and 10.6 of the Plan reads as follows:

         10.4 (a) Releases by McLeodUSA. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, McLeodUSA and Reorganized McLeodUSA in their individual capacities and as debtor in possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of McLeodUSA or Reorganized McLeodUSA to enforce the Plan and the contracts, instrument, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on, or prior to the Effective Date in any way relating to McLeodUSA, Reorganized McLeodUSA, the parties released pursuant to this Section 10.4, the Chapter 11 Case, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of McLeodUSA or its Estate or Reorganized McLeodUSA against (i) the current and former directors, officers and employees of McLeodUSA (other than for money borrowed from or owed to McLeodUSA or its subsidiaries by any such directors, officers or employees as set forth in McLeodUSA's books and records) and McLeodUSA's agents, and professionals; (ii) the Senior Secured Lenders and the Bank Agents, (iii) Forstmann Little, (iv) the Holders of the Notes, (v) members of the ad hoc noteholders committee, (vi) the Creditors Committee and its members and (vii) the respective affiliates and current and former officers, directors, employees, agents, members, shareholders, partners, advisors, and professionals of the foregoing.

         10.4 (b) Releases by Holders of Claims and Interests. On the Effective Date, (i) each holder of an Impaired Claim or Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other holders of Claims and Interests, as applicable, in consideration for the obligations of McLeodUSA and Reorganized McLeodUSA under the Plan and the Cash, New Common Stock, New Class B Common Stock, New Class C Common Stock, New Series A Preferred Stock, New Director Preferred Stock, New Warrants and other contracts, instruments, release, agreements or documents to be delivered in connection with the Plan, will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce McLeodUSA's or Reorganized McLeodUSA's obligations under the Plan, the Confirmation Order, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part an any act or omission, transaction, event or other occurrence taking place an or prior to the Effective Date in any way relating to McLeodUSA, the Chapter 11 Case, the Plan or the Disclosure Statement against (i) the current and former directors, officers and employees of McLeodUSA and McLeodUSA's agents and professionals; (ii) the Senior Secured Lenders and the Bank Agents, (iii) Forstmann Little, (iv) the Holders of the Notes, (v) members of the ad hoc noteholders committee, (vi) the Creditors Committee and its members and (vii) the respective affiliates and current and former officers, directors, employees, agents, member, shareholders, partners, advisors, and professionals of the foregoing. Nothing contained in this Section 10.4(b) shall be deemed a release, waiver or discharge of any claims, demands, debts, rights, causes of action or liabilities held bar the U.S. Securities and Exchange Commission and the Holders of Securities Claims pertaining to Class A Common Stock in respect of their Securities Claims pertaining to Class A Common Stock.

         10.5 Exculpation and Limitation of Liability. Neither McLeodUSA, the Senior Secured Lenders, the Bank Agent, Forstmann Little, the ad hoc noteholders committee, the Creditors Committee and its members nor any of their respective present ox former members, officers, directors, shareholders, partners, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any ether party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, McLeodUSA's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         10.6 Injunction Related to Releases and Exculpation. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan or any order of the Bankruptcy Court, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 10.4 and 10.5 of the Plan. Nothing contained in this Section 10.6 shall be deemed to enjoin any claims, demands, debts, rights, causes of action or liabilities not released ire Section 10.4(b) held by the Holders of Securities Claims pertaining to Class A Common Stock in respect of their Securities Claims pertaining to Class A Common Stock.

Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Court, the injunctions set forth in
Section 10.6 of the Plan are approved.

         20. Exculpation. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate order of this Court, the exculpation provisions set forth in Section 10.5 of the Plan are approved.

         21. Releases. Pursuant to Bankruptcy Code section 1123(b)(3) and Bankruptcy Rule 9019(a): (a) the settlements, compromises, releases, discharges, exculpations, and injunctions set forth in the Plan, including, but not limited to, the releases set forth ire Section 10.4 of the Plan and implemented by this Confirmation Order shall be, and hereby are, approved as fair, equitable, reasonable and in the best interests of the Debtor, the Reorganized Debtor and their Estate, Creditors and Equity Interest Holders; and (b) the settlement or compromise of all claims or controversies set forth in Section 10.8 of the Plan relating to the termination of all contractual, legal and equitable subordination rights that any Holder of a Claim or Interest may have with respect to any Allowed Claim or Equity Interest, or any distribution to be made pursuant to the Plan on account of such Allowed Claim, is in the best interests of the Debtor, its Estate, and equity, shall be, and hereby is, approved as fair, equitable and reasonable. See Protective Comm. For Independent Stockholders of TMT Trailer Ferry. Inc. a Anderson, 390 U.S. 414, 424 (1968). The releases of and by non-Debtors under the Plan are fair to holders of Claims and Interests and are necessary to the proposed reorganization, thereby satisfying the requirements of In re Continental Airlines, Inc., 203 F.3d 203, 214 (3d Cir. 2000), and In re Zenith Electronics Corp., 241 B.R. 92, 11D-111 (Bankr. D. Del. 1999) In addition, the releases of and by non-Debtors under the Plan are reasonable and voluntary given the scope of the releases, the Debtor's compliance with Bankruptcy Rule 2002(c)(3) and the form of Ballots used in the solicitation of votes on the Plan.

         22. Compromises and Settlements. All settlements and compromises of claims and causes of action against non-Debtor entities that are embodied in the Plan, that are approved herein as fair, equitable, reasonable and in the best interests of the Debtor, the Reorganized Debtor and their Estate, and interest holders, shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such claims or causes of action, and no person or entity shall possess such standing to assert such claims or causes of action after the Effective Date. See St. Paul Fire & Marine Ins. Co. v. PepsiCo, Inc., 884 F.2d 588, 700-01 (2d Cir. 1989).

         23. Non-Occurrence of Effective Date. In the event that the Effective Date has not occurred as provided in Section 9.4 of the Flan, (a) this Confirmation Order shall be vacated; (b) the Plan shall be null and void in all respects; (c) any settlement of Claims or Interest, shall be null and void without further order of the Court; and (d) the time within which the Debtor may assume, assume and assign, or reject all executory contracts and unexpired leases shall be extended for a period of thirty
(30) days after the date the Confirmation Order is vacated.

         24. Authorization to Consummate Plan. Notwithstanding Bankruptcy Rule 3020 (e) , the Confirmation Order shall take effect immediately upon its entry and the Debtor is authorized to consummate the Plan immediately after entry of this Confirmation Order in accordance with Section 9.2 of the Plan. 25. Notice of Entry of Confirmation Order. On or before the tenth
(10th) Business Day following the date of entry of this Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) an all impaired creditors and interest holders, the United States Trustee and other parties in interest, by causing notice of entry of the Confirmation Order, in substantially the form of the notice annexed hereto as Exhibit B, which form is hereby approved (the "Notice of Confirmation"), to be delivered to such parties by first-class mail, postage prepaid. The Debtor shall also publish the Notice of Confirmation in the national edition of The Wall Street Journal and the Cedar Rapids Gazette. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

         26. Notice of Effective Date. Within five Business Days following the occurrence of the Effective Date as provided in Section 9.2 of the Plan, the Reorganized Debtor shall file notice of the occurrence of the Effective Date and shall serve a copy of same on all impaired creditors and interest holders, the United States Trustee and other parties in interest.

         27. Retention of Jurisdiction. Pursuant to Bankruptcy Code sections 105(a) and 1142, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court, except as otherwise provided in the Plan or herein, shall retain exclusive jurisdiction aver all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, but riot limited to, the matters set forth in Article XI of the Plan.

         28. Exemption from Securities Laws. The exemption from the requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, exchange or transfer of a security provided for in the Plan or registration or licensing of an issuer of, underwriter of, or broker dealer in, such security is authorized by Bankruptcy Code section 1145 and shall apply to the extent set forth in the Plan. The New Common Stock, New Series A Preferred Stock, New Class B Common Stock, New Class C Common Stock, New Director Preferred Stock and New Warrants are exempt from registration under Bankruptcy Code section 1145 and are freely tradable by the holders thereof except to the extent a holder is an "underwriter" as defined in Bankruptcy Code section 1145(b).

         29. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

         30. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor's receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

         31. Applicable Non-Bankruptcy Law. Pursuant to Bankruptcy Code sections 1123(a) and 1142(a), the provisions of this Confirmation Order, the Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

         32. Substantial Consummation. Substantial consummation of the Plan shall be deemed to occur on the Effective Date. After substantial consummation of the Plan, the Plan shall not be modified unless every creditor who may be adversely affected thereby has expressly consented to such modification.

         33. Modifications to tile Plan.

     (a) Section 3.2(d) of the Plan is modified and approved as follows:

         General Unsecured Claims. The legal, equitable and contractual rights of the holders of General Unsecured Claims are Unimpaired by the Plan and all such Claims shall be Reinstated on the Effective Date.

     (b) Section 4.2 (b) of the Plan is modified and approved as follows:

         Directors and Officers of Reorganized McLeodUSA. Subject to any requirement of Bankruptcy Court approval pursuant to
         Section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized McLeodUSA shall be the officers of McLeodUSA immediately prior to the Effective Date. On the Effective Date, the Board of Directors of Reorganized McLeodUSA will consist of up to fifteen (15) members, including the New Series A Director and the designees of the New Director Preferred Stock. Mr. Clark E. McLeod will continue to serve as Chairman of the Board of Directors. Mr. Theodore J. Forstmann will continue to serve as the Chairman of the Executive Committee. McLeodUSA' s by-laws will be amended as follow: (i) the Board of Directors will include at least (a) five (5) independent directors and
         (b) three (3) officers of McLeodUSA selected by the Board of Directors; provided that each such officer shall hold one or more of the following titles: Chairperson; Chief Executive Officer; President; Chief Operating Officer or Chief Financial officer and the designees of the New Director Preferred Stock, and (ii) the Executive Committee of the Board of Directors will consist of no more than seven (7) members and will include the designees of the New Director Preferred Stock and the three (3) officers of McLeodUSA who are serving on the Board of Directors as set forth above. Moreover, Reorganized McLeodUSA's charter shall be amended to opt out of the provisions of Section 203 of the Delaware General Corporation Law. Pursuant to Section 1129(a)(5) of the Bankruptcy Code, McLeodUSA will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other person proposed to serve on the initial board of directors of Reorganized McLeodUSA, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person, The classification and composition of the board of directors of Reorganized McLeodUSA shall be consistent with the Amended Certificate of Incorporation and Bylaws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation and By-laws, the other constituent documents of Reorganized McLeodUSA, and applicable law.

     (c) Section 6.12 of the Plan is modified and approved as follows:

         Fractional Shares. No fractional shares of New Common Stock, New Class B Common Stock, New Class C Common Stock or New Warrants shall be distributed. The actual issuance shall reflect a rounding up (in the case of .5000 or more) of such fraction to the nearest whole New Common Stock share, New Class B Common Stock share, New Class C Common Stock share or New Warrant or a rounding down of such fraction (in the case of .4999 or less). Fractional Shares of the New Series A Preferred Stock may be distributed.

     (d) Section 8.4 of the Plan is modified and approved as follows:

         Compensation and Benefit Programs. Except as otherwise expressly provided hereunder, all, employment and severance policies, and all compensation and benefit plans, policies, and programs of McLeodUSA applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code (excluding any such policy, plan, program or related agreement or document or any portion thereof relating to Other Old Equity).

     (e) Section 9.2 of the Plan is modified and approved to add the following subsection after 9.2 (h):

              (i) McLeodUSA or Reorganized McLeodUSA shall have obtained necessary approvals from the Federal Communications
         Commission and any other Federal regulatory authority for the transactions contemplated under the Plan.

         34. Notwithstanding Paragraph 6.2 of the Plan or any other Plan provision, to the extent that the Iowa Department of Revenue and Finance (the " IDRF") has an Allowed Priority Tax Claim or a General Unsecured Claim under applicable law, the IDRF shall be entitled to receive interest calculated at the Iowa statutory rate for unpaid taxes from the Petition Date until the taxes are paid. Furthermore, Paragraph 10.4(b) of the Plan shall not be interpreted to limit the right of the IDRF to assert tax claims against third parties.

Dated:   April 5, 2002
         Wilmington, Delaware


                                              ______________________________
                                              Honorable Ronald A. Barliant
                                              United States Bankruptcy Judge

                                 EXHIBIT A




             FIRST AMENDED PLAN OF REORGANIZATION OF McLEODUSA
                                INCORPORATED


                          [Intentionally Omitted]

             [Filed with the Bankruptcy Court on April 4, 2002]

                                 EXHIBIT B




               FORM OF NOTICE OF ENTRY OF CONFIRMATION ORDER




                   IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - - -x
                                               :
In re:                                         :     Chapter 11
                                               :
McLEODUSA INCORPORATED,                        :     Case No. 02-10288 (RAB)
                                               :
                                    Debtor.    :
                                               :
- - - - - - - - - - - - - - - - - - - - - - - -x


                NOTICE OF (i) ENTRY OF ORDER CONFIRMING PLAN
                OF REORGANIZATION OF McLEODUSA INCORPORATED
                 AND (ii) PROFESSIONAL FEE CLAIMS BAR DATE

         PLEASE TAKE NOTICE that on April 5, 2002, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered its Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C.ss.1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Plan of Reorganization of McLeodUSA Incorporated (the "Confirmation Order").(1)

         PLEASE TAKE FURTHER NOTICE, that the Confirmation Order is available for inspection at the office of the Clerk of the Bankruptcy Court at the United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware, 19801.

         PLEASE TAKE FURTHER NOTICE that in accordance with Paragraph 17 of the Confirmation Order and Section 3.1(a)(i) of the Plan, no later than 30 days after the Effective Date, each Professional or other entity asserting Fee Claims for services rendered in connection with the Chapter 11 Case prior to the Confirmation Date shall file and serve applications for final allowance of such Fee Claims. Objections to any Fee Claim must be filed and served on the Debtor by the later of (a) 60 days after the Effective Date, or (b) 30 days after the filing of an application for final allowance of such Fee Claim.

Dated:   April 5, 2002
         Wilmington, Delaware

                                          BY ORDER OF THIS BANKRUPTCY COURT
                                          Honorable Ronald Barliant
                                          United States Bankruptcy Judge


                                         _____________________________________
David S. Kurtz                           Gregg M. Galardi (I.D. No. 2991)
Seth E. Jacobson                         Eric M. Davis (I.D. No. 3621)
SKADDEN, ARPS, SLATE. MEAGHER            SKADDEN, ARPS, SLATE, MEAGHER
    & FLOM (ILLINOIS)                      & FLOM LLP
333 W. Wacker Drive                       One Rodney Square, P.O. Box 636
Chicago, Illinois  60606-1285             Wilmington, Delaware 19899-0636
(312) 407-0700                            (302) 651-3000

               Attorneys for Debtor and Debtor in Possession






___________________________
(1) Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings ascribed to such terms in the Amended Plan of Reorganization of McLeodUSA Incorporated (the "Plan").